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                                                                Exhibit (q)(iii)


                                 CODE OF ETHICS

While affirming its confidence in the integrity and good faith of all of its employees, principals, and associates, ARONSON+JOHNSON+ORTIZ, LP (the "Adviser"), recognizes that certain of its personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for its Advisory Clients, and that if such individuals engage in personal transactions in Securities that are eligible for investment by Advisory Clients, these individuals could be in a position where their personal interests may conflict with the interests of the Advisory Clients.

      In view of the foregoing and of the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), the Adviser has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create actual conflicts of interest or the potential for conflicts, and to establish reporting requirements and enforcement procedures.

      I. STATEMENT OF GENERAL PRINCIPLES

      In recognition of the trust and confidence placed in the Adviser by its Advisory Clients and to give effect to the Adviser's belief that its operations should be directed to the benefit of its Advisory Clients, the Adviser hereby adopts the following general principles to guide the actions of its employees, principals, and associates:

      (1) The interests of the Advisory Clients are paramount. All of the Adviser's personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the Advisory Clients before their own.

      (2) All personal transactions in Securities or Funds by the Adviser's personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of any Advisory Client.

      (3) Each of the Adviser's personnel must avoid actions or activities that would allow him or her to inappropriately profit or benefit from his or her position with respect to an Advisory Client, or that otherwise bring into question the person's independence or judgment.
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      II.   DEFINITIONS

      (1) "Access Person" shall mean (i) each associate or principal of the Adviser, (ii) each employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (iii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made by the Adviser with respect to the purchase or sale of a Security by an Advisory Client.

      (2) "Advisory Client" means any individual, group of individuals, partnership, trust or company, including, without limit, a Fund for whom the Adviser acts as investment adviser or sub-adviser.

      (3) "Beneficial Ownership" of a Security or Fund is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"). This means that a person should generally consider himself or herself the beneficial owner of any Securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of Securities or Funds held by (i) his or her spouse or minor children, (ii) a relative who shares his or her home, or (iii) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or her with sole or shared voting or investment power over the Securities held by such person.

      (4) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder of such Securities control over the company. This is a rebuttable presumption, and it may be countered by the facts and circumstances of a given situation.

      (5) "Fund" means an investment company registered under the 1940 Act or similar legislation (or a series of such a company) for which the Adviser acts as adviser or sub-adviser. A current list of Funds can be found on AJO's intranet or can be obtained from the Review Officer.

      (6) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act") the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.


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      (7)   "Investment Personnel" means all Access Persons who, with respect to an Advisory Client, occupy the position of account or portfolio manager (or who serve on an investment committee that carries out the investment management function), all Access Persons who provide or supply information and/or advice to any such manager (or committee), or who execute or help execute any such manager's (or committee's) decisions, and all Access Persons who, in connection with their regular functions, obtain contemporaneous information regarding the purchase or sale of a Security by or for an Advisory Client.

      (8) A "Limited Offering" means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

      (9) An Access Person's "Personal Account" means any Securities or Fund account in which such Access Person has direct or indirect Beneficial Ownership.

      (10) "Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

      (11) The designated "Review Officer" shall be the Adviser's compliance officer or such other individual as shall be designated by the Adviser.

      (12) "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include fixed income instruments, securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (i.e., any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization) such as repurchase agreements, and shares of registered open-end mutual funds and exchange-traded funds.

      (13) A "Security held or to be acquired" by an Advisory Client means any Security which, within the most recent 15 days, (i) is or has been held by an Advisory Client or (ii) is being or has been considered by the Adviser for purchase by an Advisory Client. A "Security held or to be acquired" also includes any option to purchase or sell, and any Security convertible into or exchangeable for, Securities held or considered for purchase under (i) or (ii).

      (14) A Security is "being purchased or sold" by an Advisory Client from the time when a recommendation has been communicated to the person who places the buy and sell orders for an Advisory Client until the time when such program has been fully completed or terminated.


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      III.  PROHIBITED PURCHASES AND SALES OF SECURITIES

      (1) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Advisory Client:

            (A) employ any device, scheme, or artifice to defraud such Advisory Client;

            (B) make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

            (C) engage in any act, practice or course of business that would operate as a fraud or deceit upon such Advisory Client; or

            (D) engage in any manipulative practice with respect to such Advisory Client.

      (2) Subject to Sections V(3) and V(4) of this Code, no Access Person may purchase or sell, directly or indirectly, any Security in which he or she had or by reason of such transaction acquired any Beneficial Ownership, within 24 hours (seven days, in the case of Investment Personnel) before or after the time that the same (or a related) Security is being purchased or sold by any Advisory Client. Any profits realized on trades within these proscribed periods will be disgorged.

      (3) No Access Person may purchase or redeem shares of a Fund in violation of the policies and restrictions set forth in the Fund's prospectus or other offering document, including but not limited to the restrictions limiting the frequency of transfers into and out of the Fund that are designed to prevent so-called "market timing."

      (4) No Investment Personnel may acquire Securities as part of an Initial Public Offering.

      (5) No Access Person shall purchase a Security offered in a Limited Offering without the specific, prior written approval of the Adviser's designated Review Officer.

      (6) No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security or the same Fund within a 60-day period. Profit due to any such short-term trades will be disgorged. Exceptions to this policy are permitted only with the approval of the Review Officer and then only in the case of emergency or extraordinary circumstances. Fund purchases that are part of an automatic payroll deduction or other automated investment plan may be excluded from short-term trades at the discretion of the Review Officer.


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      IV.   POLICY STATEMENT ON INSIDER TRADING

      The Adviser forbids any principal, associate, or employee from trading, either personally or on behalf of others, including accounts managed by the Adviser, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Adviser's policy applies to every principal, associate, and employee and extends to activities within and outside their duties at the Adviser. Any questions regarding the Adviser's policy and procedures should be referred to the Review Officer.

      The term "insider trading" is not defined in the federal securities laws but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

      While the law concerning insider trading is not static, it is generally understood that the law prohibits:

            (1) trading by an insider, while in possession of material nonpublic information, or

            (2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

            (3)   communicating material nonpublic information to others.

      The concept of "insider" is broad. It includes principals, associates, and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Adviser may become a temporary insider of a company it advises or for which it performs other services. For that to occur, the company must expect the Adviser to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Adviser will be considered an insider.

      Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that principals, associates, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or


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      acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Any non-public information about an Advisory Client should also be considered material, including client holdings and actual or potential Advisory Client trades.

      Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal, or other publications of general circulation or readily accessible on the Internet would be considered public.

      Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

            (1) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

            (2) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

      If, after consideration of the above, you believe the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

            (1)   Report the matter immediately to the Review Officer.

            (2) Do not purchase or sell the securities on behalf of yourself or others.

            (3) Do not communicate the information inside or outside the Adviser, other than to the Review Officer.

            (4) After the Review Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

      Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Adviser, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

      The role of the Review Officer is critical to the implementation and maintenance of the Adviser's policy and procedures against insider trading. The Adviser's supervisory


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      procedures can be divided into two classifications -- prevention of insider trading and detection of insider trading.


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      To prevent insider trading, the Adviser will, when it has been determined that a principal, associate, or employee of the Adviser has material nonpublic information,

            (1) implement measures to prevent dissemination of such information, and

            (2) if necessary, restrict principals, associates, and employees from trading the securities.

      To detect insider trading, the Review Officer will:

            (1) review the trading activity reports filed by each principal, associate, and employee, and

            (2) compare such activity to the trading activity of accounts managed by the Adviser.

      V.    PRECLEARANCE OF TRANSACTIONS

      (1) Except as provided in Section V(3), each Access Person must pre-clear each proposed transaction in Securities with the Review Officer prior to proceeding with the transaction. No transaction in Securities shall be effected without the prior written approval of the Review Officer. In determining whether to grant such clearance, the Review Officer shall refer to Section V(4), below. Preclearance of a Securities transaction is valid for 48 hours.

      (2) In determining whether to grant approval for the purchase of a Security offered in a Limited Offering by an Access Person, the Review Officer shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser. (Cross-reference to Article VII, Section 6.)

      (3) The preclearance requirements of Section V(1) shall not apply to the following transactions:

            (A) Purchases or sales over which the Access Person has no direct or indirect influence or control.

            (B) Purchases or sales that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

            (C) Purchases that are part of an automatic dividend reinvestment plan or other automated investment plan.


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            (D)   Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      (4) The following transactions shall be entitled to clearance by the Review Officer:

            (A) Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Advisory Client and which are otherwise in accordance with Rule 17j-1. Such transactions would normally include purchases or sales of up to 1,000 shares of a Security that is being considered for purchase or sale by an Advisory Client (but not then being purchased or sold) if the issuer has a market capitalization of over $1 billion.

            (B) Purchases or sales of Securities that are not eligible for purchase or sale by any Advisory Client as determined by reference to the 1940 Act and blue sky laws and regulations thereunder, the investment objectives and policies and investment restrictions of the Advisory Client and any undertakings made to regulatory authorities.

            (C) Transactions that the senior partners of the Adviser, as a group and after consideration of all the facts and circumstances, determine to be in accordance with Article III and to present no reasonable likelihood of harm to an Advisory Client.

      VI.   ADDITIONAL RESTRICTIONS AND REQUIREMENTS

      (1) No Access Person shall accept or receive any gift of more than US$100 from any person or entity that does business with or on behalf of the Adviser or an Advisory Client, in accordance with the AIMR Standards of Practice Handbook.

      (2) No Investment Personnel shall accept a position as a director, trustee, or general partner of a publicly traded company or partnership unless the acceptance of such position has been approved by the Review Officer as consistent with the interests of the Advisory Clients. If board service is authorized, Investment Personnel serving as directors normally should be isolated from those making investment decisions through "Chinese wall" or other procedures.

      (3) Each Access Person must direct each brokerage firm, investment adviser, mutual fund or bank at which the Access Person maintains a Securities or Fund Personal Account to promptly send duplicate copies of such person's account statements and transaction confirmations to the Review Officer. Compliance with this provision can be effected by the Access Person's providing duplicate copies of all such


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            statements and confirmations directly to the Review Officer within two business days of receipt by the Access Person.

      (4) All non-public Advisory Client information, including portfolio holdings, should be considered confidential and should not be disclosed to anyone other than a) the Advisory Client and its designated representatives and agents; and b) AJO service providers who require the information to provide services to AJO and who have agreed to keep the information confidential.

      VII.  REPORTING OBLIGATIONS

      (1) Initial Holdings Reports. Each Access Person shall report to the Review Officer not later than 10 days after the person becomes an Access Person the following information:

            (A) The title, number of shares, and principal amount of each Security and each Fund in which the Access Person had any Beneficial Ownership when the person became an Access Person;

            (B) The name of any broker, dealer, or bank with whom the Access Person maintained an account in which any Securities or Funds were held for the Beneficial Ownership of the Access Person as of the date the person became an Access Person; and

            (C)   The date the report is submitted by the Access Person.

      (2) Quarterly Transaction Reports. Each Access Person shall report all Security or Fund transactions, and any new Personal Accounts opened, to the Review Officer each quarter. In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated. Every report shall be made not later than 10 days after the end of a calendar quarter and shall contain the following information:

            (A) With respect to any transaction during the quarter in a Security or Fund in which the Access Person had any Beneficial
                  Ownership:

                  (i) The date of the transaction, title, number of shares, and principal amount of each Security or Fund involved;

                  (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                  (iii) The price of the Security or Fund at which the
                        transaction was effected;


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                  (iv)  The name of the broker, dealer, adviser, mutual fund company, or bank with or through whom the transaction was effected; and

                  (v)   The date the report is submitted by the Access Person.

            (B) With respect to any Personal Account established during the quarter by the Access Person in which any Securities or Funds were held for the Beneficial Ownership of the Access Person:

                  (i) The name of the broker, dealer, adviser, mutual fund company, or bank with whom the Access Person established the account;

                  (ii)  The date the account was established; and

                  (iii) The date the report is submitted by the Access Person.

      (3) Annual Holdings Reports. Each Access Person shall report to the Review Officer not later than January 30 each year the following information:

            (A) The title, number of shares, and principal amount of each Security and Fund held for the Beneficial Ownership of the Access Person as of December 31 the prior year;

            (B) The name of any broker, dealer, adviser, mutual fund company, or bank with whom the Access Person maintains a Personal Account in which any Securities or Funds were held for the Beneficial Ownership of the Access Person; and

            (C)   The date the report was submitted by the Access Person.

      (4) Annual Certification. Every Access Person shall certify annually that he or she:

            (A)   has read and understands this Code;

            (B)   recognizes that he or she is subject to the Code;

            (C)   has complied with the Code; and

            (D) has disclosed and reported all personal Securities and Fund transactions and holdings required to be disclosed or reported.

      (5) Every Access Person shall report the name of any publicly traded company (or any company anticipating a public offering of its equity Securities) and the total number of its shares beneficially owned by him or her if such total Beneficial Ownership is more than 1/2 of 1% of the company's outstanding shares.


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      (6)   Every Access Person who owns Securities acquired in a Limited
            Offering shall disclose such ownership to the Review Officer if such person is involved in any subsequent consideration of an investment in the issuer by an Advisory Client. The Adviser's decision to recommend the purchase of such issuer's Securities to any Advisory Client will be subject to independent review by Investment Personnel with no personal interest in the issuer.

      (7) The Review Officer shall submit confidential quarterly and annual reports with respect to his or her own personal Securities transactions and holdings to a principal designated to receive his or her reports ("Alternate Review Officer"), who shall act in all respects in the manner prescribed herein for the Review Officer.

      VIII. REVIEW AND ENFORCEMENT

      (1) The Adviser shall create and thereafter maintain a list of all Access Persons.

      (2) The Review Officer shall review all transactions and holdings reports submitted by Access Persons. The Review Officer shall compare all reported personal Securities transactions with completed portfolio transactions of the Access Persons and a list of Securities being considered for purchase or sale by the Adviser to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

      (3) If the Review Officer determines that a violation of this Code may have occurred, he or she shall submit his or her written determination, together with the confidential quarterly report and any additional explanatory material provided by the individual, to the Adviser's outside counsel, who shall make an independent determination as to whether a violation has occurred.

      (4) If Adviser's outside counsel finds that a violation has occurred, the Adviser's Managing Principal and other principals shall impose upon the individual such sanctions as they deem appropriate.

      (5) No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If a Securities transaction of the Review Officer is under consideration, Theodore R. Aronson shall act in all respects in the manner prescribed herein for the Review Officer.

      IX.   RECORDS


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      The Adviser shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission or other regulatory body.

      (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

      (2) A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

      (3) A copy of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

      (4) A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code or are required to review these reports shall be maintained in an easily accessible place;

      (5) A copy of each report required in Article X below must be maintained for at least five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

      (6) The Adviser shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of Limited Offerings for at least five years after the end of the fiscal year in which the approval is granted.

      X.    MISCELLANEOUS

      (1) All reports of Securities transactions and any other information filed with the Adviser pursuant to this Code shall be treated as confidential, except where the Adviser is required by law or by fiduciary obligation to disclose such information.

      (2) The Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

      (3) The Review Officer of the Adviser shall report at least annually to the Adviser and, as requested, to the Board of Trustees of each Fund as to the operation of this Code and shall address in any such report any violations requiring significant remedial action and the need (if any) for further changes or modifications to this Code.


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      (4)   As required by law or as requested by a Fund, the Review Officer of the Adviser shall certify to the Board of Trustees of the Fund that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Adviser's Code of Ethics.

      (5) The Review Officer shall submit this Code and all material changes to this Code to each Fund for review and approval no later than six months following the date of implementation of such material changes.

      Revised this 31st day of December 2003 (originally adopted the 20th day of February 1996 and amended January 15, 1999 (Article IV) and September 26, 2000 (Article VII)).


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